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                                                                    Exhibit 10.1


                               SEVERANCE AGREEMENT

                 INCLUDING RELEASE AND NON-COMPETITION AGREEMENT

         This Agreement is made and given this 19th day of September, 2000 (the "date hereof") by and between David I. Fuente ("Mr. Fuente"), a resident of Palm Beach County, Florida, and Office Depot, Inc. (the "Company"), a Delaware corporation with its principal place of business in Palm Beach County, Florida.


                                    RECITALS

A. Mr. Fuente currently serves as Chairman of the Board of Directors of the Company and until July 14, 2000, he also served as its Chief Executive Officer; and

B. Mr. Fuente and the Company are parties to a certain Employment Agreement dated as of January 1, 1998 and a certain Change in Control Employment Agreement, dated as of September 1996 (collectively herein the "Employment Agreement"); and

C. Mr. Fuente and the Company have mutually agreed that his tenure as Chief Executive Officer of the Company (but not as an employee of the Company) ended, effective as of July 14, 2000, and they have also reached certain other agreements pertaining to the termination of the Employment Agreement and his severance from the position of Chief Executive Officer of the Company, and they now desire to set forth those agreements herein; and

D. Mr. Fuente has agreed, except as provided herein, to release the Company from any and all liabilities relating to his employment with the Company and the termination of that employment, and to enter into certain other agreements in consideration of the receipt from the Company of certain payments and other benefits referred to herein; and

E. Mr. Fuente hereby agrees that certain of the payments and benefits provided in this Agreement exceed any payments or benefits to which Mr. Fuente is entitled under the Employment Agreement or any other contract between the Company and Mr. Fuente; and

F. As a condition of the payments and benefits being provided to Mr. Fuente hereunder (other than the payments and benefits to which Mr. Fuente otherwise





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         would have been entitled under the plans listed on SCHEDULE 1 to this
         Agreement (the "Vested Benefits") without this Agreement), receipt and sufficiency of which are acknowledged by Mr. Fuente, the Company has required, and Mr. Fuente has agreed to provide the releases, the agreements of non-competition, non-solicitation, non-interference and no-hire set forth in this Agreement.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS, which the parties acknowledge are true and correct and are incorporated herein by this reference, and other good and valuable consideration, the legal sufficiency of which is acknowledged, the parties hereby agree as follows:

1. AGREEMENTS AS TO PAYMENTS AND BENEFITS.

         (a) Effective as of the date hereof, the Employment Agreement is terminated in its entirety, and the relationship of the Company and Mr. Fuente shall hereafter be governed by the terms and provisions of this Agreement, the Chairman's Agreement being entered into contemporaneously herewith and the benefit plans listed on SCHEDULE 1 to this Agreement (as modified by the terms of this Agreement). From and after the date hereof, Mr. Fuente is no longer an employee of the Company, although he continues to serve as a director of the Company.

         (b) Effective on the date hereof, the Company shall credit an Elective Deferral Account established for Mr. Fuente under the Deferred Compensation Plan, a form of which is attached hereto as EXHIBIT A (herein the "Plan") in the sum of $8,574,000 (the "Elective Deferral"). Effective not later than ten (10) business days after the date hereof, the Company shall deposit an amount in cash equal to the Elective Deferral into the trust (the "Trust") established under the Plan document (the "Plan") attached hereto as EXHIBIT B. The disposition of the Elective Deferral and the funds held under the Trust shall be governed by the terms of the Plan and Trust respectively.

         (c) Effective not later than five (5) business days after the date hereof, the Company shall deliver to Mr. Fuente certificate(s) for 150,000 shares of common stock in PurchasePro.com, Inc. (the "PPRO Stock"), endorsed in blank or accompanied by stock powers in blank, sufficient to enable Mr. Fuente to have such PPRO Stock transferred into his name on the stock ledger book of PurchasePro.com, Inc. Such stock shall be delivered against the payment by





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                  Mr. Fuente to the Company (1) of the withholding taxes
                  required to be withheld and paid by the Company to any applicable taxing authority in connection with the delivery of such stock, as set forth in a written notice from the Company and (2) the sum of $350,000 (which returns to the Company the consideration originally paid to Mr. Fuente by the Company for such PPRO Stock), such payments to be made within fifteen (15) business days from the date of delivery of the PPRO Stock to Mr. Fuente.

         (d) Effective on the date hereof, all amounts credited to Mr. Fuente's account under the Office Depot, Inc. Key Management Retention Bonus Plan, including without limitation all discretionary contributions made under the July 1997 Key Management Retention Plan, shall become 100% vested.

         (e) For a period of twenty-four months, ending as of the last day of the 24th month following the month in which the date hereof occurs (the "Ending Date"), the Company shall provide Mr. Fuente with the following benefits:

                  (i) Mr. Fuente and his eligible dependents will be entitled to continuation of his Insurance Benefits (defined below) at no cost to Mr. Fuente or his eligible dependents, and at a level of coverage (including, without limitation, any deductibles and co-payments at least as favorable to Mr. Fuente and his eligible dependents as that maintained for them immediately prior to the date hereof). For purposes of this Agreement, "Insurance Benefits" shall mean insurance benefits maintained for senior officers of the Company, including without limitation: medical, prescription, dental, disability, employee life, group life, split-dollar life ("Split-Dollar Life Policy"), accidental death and travel accident insurance plans.

                  (ii) Mr. Fuente also will be entitled to receive an automobile allowance in the amount of $1,250 per month, reimbursement for the cost of financial and estate planning and tax preparation, in an amount not to exceed $20,000 per annum through the Ending Date.

                  (iii)    From and after the Ending Date (defined in Subsection
                           (d) above), through and including the natural lives of Mr. Fuente and his spouse, Sheila Fuente, the Company hereby agrees to (i) provide to each of them (at no cost to them) extended insurance coverage




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                           limited to medical, prescription and dental insurance
                           benefits which are comparable in all material respects with the medical, prescription and dental Insurance Benefits provided pursuant to Subsection 1(d)(i) above (the "Extended Insurance Benefits") and
                           (ii) continue paying premiums on the Split- Dollar Life Policy (at no cost to Mr. Fuente). The Company, in its sole discretion, may provide the Extended Insurance Benefits by purchasing a policy of such insurance or by a program of self-insurance by the Company; provided however, that from the date on which Mr. Fuente becomes eligible for Medicare (or any successor program) and ending at the end of his life, the Company shall satisfy the obligation to provide Extended Insurance Benefits to him by furnishing to Mr.. Fuente a policy of insurance (the "Medigap Policy") , supplementing coverage provided by Medicare, such that the combination of coverages provided by Medicare and the coverages provided under the Medigap Policy shall be substantially equivalent to the insurance provided to him prior to such date. The Company also shall continue the policy or policies of insurance (or program of self-insurance) with respect to Sheila Fuente. Upon her eligibility for Medicare (or any successor program) , the Company shall provide a similar Medigap Policy for her, supplementing coverage provided by Medicare, such that the combination of coverages provided by Medicare and the coverages provided under the Medigap Policy shall be substantially equivalent to the insurance provided to her prior to such date. In the event Mr. Fuente should die prior to the death of Sheila Fuente, then she shall continue to receive the Extended Insurance Benefits to be provided hereunder to Mr. Fuente and his eligible dependents hereunder until she becomes eligible for Medicare and thereafter she shall receive the Medigap Policy coverage referred to in the preceding sentence hereof. during the balance of her life.


         (f) The Company shall reimburse Mr. Fuente for the cost of his legal and accounting fees (and related incidental expenses) associated with the negotiation and preparation of this Agreement; provided that the aggregate amount thereof shall not exceed $25,000.





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2. AGREEMENTS AS TO MR. FUENTE'S STOCK OPTIONS. The Company and Mr. Fuente
hereby agree as follows with respect to certain stock options granted to him pursuant to the Company's Long-Term Equity Incentive Plan (the "Option Plan"):

         (a) Attached to this Agreement as SCHEDULE 2 is a Grant Summary Report (the "Report") for Mr. Fuente, reflecting stock options granted to him, exercised by him and options which are vested and unvested. The parties agree that such Report is a true, accurate and complete statement of Mr. Fuente's option grants under the Option Plan as of the date hereof and represents his full entitlement absent the agreements set forth herein.

         (b) The Report reflects that certain option grants remain unvested, including the following :

                 ---------------------------------------------------------------

                 The "Retained Shares"

                 5-26-98

                 for 5,069 shares                 @  $19.7292
                 for 1,494,932 shares             @  $19.7292

                 ---------------------------------------------------------------

                 The "Forfeited Shares"

                 1-04-99        for 4,016 shares                 @  $24.8959
                 1-04-99        for 1,495,985 shares             @  $24.8959

                 ---------------------------------------------------------------



         (c) Mr. Fuente shall retain as fully vested and exercisable the options to acquire shares in the Company, which are designated in the table above as the "Retained Shares." Mr. Fuente hereby forever forfeits and surrenders to the Company the options to acquire shares in the Company, which are designated in the table above as the "Forfeited Shares."

         (d) The Company hereby further agrees that Mr. Fuente shall have through and including the latter to occur of: (i) 36 months from the date hereof OR (ii) 90 days after Mr. Fuente is no longer a director of the Company, regardless of the reason therefor, within which to exercise all his vested options . Notwithstanding the preceding provisions, however, no such stock option shall be exercisable after the expiration of the ten year term of such stock option, measured from the date of its original grant. It is further agreed that





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                  the Forfeited Shares are hereby deemed stricken from such
                  SCHEDULE 2. All vested options not exercised within the terms set forth herein shall be deemed forfeited and surrendered and Mr. Fuente agrees and acknowledges that he shall thereafter have no rights in or to any such expired options, or in or to any other compensation for the value of any such expired options.


3. SERVICE AS NON-EXECUTIVE CHAIRMAN OF THE COMPANY. The Company and Mr. Fuente hereby agree to the terms of the agreement attached hereto as SCHEDULE 3 (the "Chairman's Agreement"), under the terms of which Mr. Fuente agrees to serve as non-executive Chairman of the Company's Board of Directors, and the Company agrees to the compensation for such service as set forth in the Chairman's Agreement.

4. RELEASE BY MR. FUENTE. Except as otherwise expressly provided herein, in consideration of the payments and other benefits (other than the Vested Benefits) (collectively herein the "Consideration") being provided to Mr. Fuente by the Company under the terms of this Agreement, which Consideration is hereby acknowledged and agreed to exceed any existing obligations of the Company to Mr. Fuente and as constituting sufficient consideration for his agreements set forth herein, Mr. Fuente, for himself and his heirs, executors, administrators, successors, personal representatives or assigns, hereby RELEASES and FOREVER DISCHARGES the Company and all of its Subsidiaries and their respective predecessor entities, officers, directors, shareholders, agents, employees, legal representatives, successors, trustees, fiduciaries and assigns (individually a "Released Party" and collectively the "Released Parties") of and from (and does hereby WAIVE) any and all rights, claims, grievances or causes of action (or rights to mediation or arbitration), suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, executions, claims for negligence which Mr. Fuente has or could assert, or which could be asserted on his behalf, against the Released Parties or any of them, relating in any manner to his hiring by or employment with the Company, the Employment Agreement (or the termination thereof) and his separation from such employment, whether by reason of contract (or alleged breach of contract) or of any state, federal or local law, ordinance or rule (collectively "Claims"). This Release includes, but is not limited to, Claims at law or equity or sounding in contract (express or implied) or tort arising under federal, state or local laws prohibiting discrimination based upon age, sex, race, physical or mental disability or handicap, his status as a veteran or any other forms of discrimination. This Release further includes but is not limited to any and all Claims arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Labor Management Relations Act, the Florida Human Rights Act of 1992 or the Employee Retirement Income Security Act (ERISA), as





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amended (the foregoing, together with any other similar or dissimilar laws, whether federal, state or local intended to provide legal protections against termination of, or discrimination in employment (herein collectively the "Protective Laws")), or claims growing out of any legal restrictions on the Company's right to terminate its employees generally, which Mr. Fuente ever had, now has, or his heirs, executors, administrators, successors, personal representatives or assigns hereafter can, shall or may have against the Released Parties or any of them, whether known, unknown, foreseen, or unforeseen, from the beginning of the world to the date of this Agreement.

5. WAIVER. Mr. Fuente also WAIVES ANY AND ALL RIGHTS under the laws of any jurisdiction in the United States that would limit the release and waiver of Claims specified in Section 4 hereof, but only to the extent necessary to remove any such limitation on such release and/or waiver. He understands, among other matters, that he is waiving and releasing the Released Parties and each of them from and against any and all Claims for pain and suffering, emotional distress, compensatory and punitive damages and for employment discrimination based upon age (including claims under the federal Age Discrimination in Employment Act of 1967, as amended - "ADEA") or any comparable state laws. He also understands that he is waiving and releasing any Claims based upon gender, national origin, race or color, mental or physical handicap or disability or religious belief. Mr. Fuente expressly waives and releases any right to reinstatement or future employment by the Company or any Released Party.

6._COVENANTS NOT TO SUE. (a) Mr. Fuente COVENANTS NOT TO SUE the Released Parties, or any Released Party, for any Claims released hereby. Mr. Fuente represents that he has not filed any complaints or lawsuits against the Company in any forum and that he will not file any such complaint, or lawsuit at any time arising out of or related to his employment by the Company or his separation from such employment. He further agrees that if he violates this covenant or any other provision of this Agreement, he shall indemnify the Company for all reasonable costs and attorneys' fees incurred by it in enforcing this covenant and this Agreement. It is further understood that this Agreement does not prevent Mr. Fuente from filing a charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, although he hereby waives any right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf, except where this waiver may be prohibited by law.





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(b) The Company shall not, and shall cause each of the Released Parties not to, bring against Mr. Fuente or to name Mr. Fuente in any action or proceeding relating to or in connection with his hiring by, employment with, or termination from employment by the Company or any Subsidiary; provided that the Company shall not hereby be precluded from bringing an action or naming Mr. Fuente in any action with respect to conduct by Mr. Fuente with respect to which the Company would not be obligated to indemnify Mr. Fuente under Section 145 of the Delaware General Corporation Law by reason of the fact that Mr. Fuente did not meet the applicable standards of conduct set forth in such statute. The Company represents that neither it, nor to the best of its knowledge after due inquiry, has any Released Party filed any complaint or lawsuit against Mr. Fuente in any forum and that it shall not (and shall use its best efforts to ensure that any Released Party does not) file any such complaint or lawsuit against Mr. Fuente in any forum arising out of or related to Mr. Fuente's employment with the Company or his separation from such employment. In the event of a violation of this section 6(b) by the Company, the Company shall indemnify Mr. Fuente for all reasonable costs and attorneys' fees incurred by him as a result of such violation.

7. NO ADMISSION OF LIABILITY. Mr. Fuente understands and agrees that this Agreement shall not in any way be construed as an admission by the Company of any unlawful or wrongful acts whatsoever against him, and the Company specifically disclaims any liability to or wrongful acts against Mr. Fuente.

8. EXCLUSIONS FROM RELEASE. Mr. Fuente is not releasing and hereby expressly retains any and all rights and claims to which he is entitled under (i) the terms of this Agreement, including without limitation the payments and other benefits due to him under this Agreement and (ii) the Vested Benefits. Mr. Fuente also excludes from this Release and retains any claim for indemnification and any hold harmless claim to which he may be entitled as a former officer and director of the Company, whether by contract, under the Delaware statutes, the Bylaws of the Company, or the Company's policy or policies of directors and officers liability insurance ("D&O Insurance"). The Company hereby affirmatively agrees to honor such indemnification obligations and to continue to cover Mr. Fuente under the Company's D&O Insurance for so long as any potential liability exists for acts he performed while employed by the Company and/or any Subsidiary.

9. RESIGNATIONS. To the extent he has not already done so, Mr. Fuente hereby resigns any and all offices held by him in the Company or in any Subsidiary of the Company, as




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such terms are defined in the Severance Agreement, effective not later than the date hereof, with the sole exception of the position of non-executive Chairman of the Board of Directors and the position of Director of the Company, as set forth in the Chairman's Agreement.

10. REPRESENTATIONS OF MR. FUENTE.

As a material inducement to the Company to enter into this Agreement and to provide the payments, benefits and covenants to Mr. Fuente set forth herein, Mr. Fuente represents, acknowledges and agrees as follows:
(a) The businesses in which the Company is engaged are very competitive. The Company has developed certain strategies and plans for enhancing its position in the market and remaining competitive, including plans and strategies extending into the future for as long as five (5) years. The Company's strategies and plans are highly confidential and are not disseminated to shareholders or the public and certainly not to competitors. Mr. Fuente acknowledges that, during his employment with the Company and/or any Subsidiary, he has been involved in creating and has been made aware of information of substantial value to the Company both in its domestic and international markets, which information is not old and is not generally known in the trade and which gives the Company an advantage over its competitors who do not know or use it, all of which is referred to herein as "Confidential Information". As used herein Confidential Information shall include without limitation trade secrets, methods and techniques of marketing and merchandising discounted office supplies to the public at retail, by way of catalogs, contract sales, Internet and electronic commerce, financial information of every nature (including forecasts, projections and other financial information extending well into the future), pricing information, customer information, present and future business plans of the Company, real estate strategies of any sort, plans for mergers or acquisitions, store planograms or other plans, patents, trademarks, copyrighted writings, other intellectual property of every kind or description, and any other document or information in whatsoever form (whether on paper, in electronic form, etc.), which a prudent business person, in the normal course of operating a business of the type and scope of the Company's business, would deem to be confidential, proprietary or trade secret information relating to the Company or its shareholders, directors, officers, representatives, employees, predecessors, successors, affiliates or assigns.

(b) Mr. Fuente has participated in numerous key management committees and attended weekly meetings of the most senior officers of the Company. He also attended numerous meetings and conferences in late 1999 involving the Monitor Company in its capacity as a strategic consultant to the Company, and he has attended meetings of the Board of Directors of




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the Company at which various confidential strategic matters, including possible acquisitions, have been discussed. In this key management position as well as prior positions, Mr. Fuente has been privy to the Company's highly confidential strategies and plans for current operations and future development throughout the United States and internationally. Mr. Fuente has special knowledge about the internal organization, personnel, and strengths and weaknesses of the Company that may effect its ability to compete in the market place. In addition to tangible strategies and plans, Mr. Fuente has special knowledge of the Company's and its officers' intangible business philosophies, personalities, views of competitors' strengths and weaknesses, and corporate culture that combine to make the Company unique and competitive in the market place.

(c) The Company and Mr. Fuente have taken reasonable measures to protect the confidentiality of the Confidential Information, and Mr. Fuente acknowledges that disclosure of any such Confidential Information, especially to any competitor of the Company, would result in irreparable harm to the Company. Mr. Fuente acknowledges that, even without disclosing specific material plans or strategies of the Company, Mr. Fuente has special knowledge of the Company that would provide a competitor with an unfair advantage over the Company should Mr. Fuente be employed by a competitor or were he to divulge any Confidential Information to a competitor or to any person who might transmit or use such Confidential Information in competing with the Company.

(d) Given the extensive and pervasive nature of Mr. Fuente's knowledge of the Company, which encompasses every material item of Confidential Information in the possession of the Company; the highly competitive nature of the businesses in which the Company engages; the importance to the Company of ensuring that such trade secrets and Confidential Information not fall into the hands of any Competitor (defined below) or parties with which the Company does business; and the inevitability of disclosure of Confidential Information, including trade secrets in the event Mr. Fuente should work for a Competitor, Mr. Fuente hereby agrees that a five (5) year period of non-competition, as set forth in Section 11 below, is both reasonable and necessary for the adequate protection of the Company.

11. NON-COMPETITION. In consideration of the valuable payments, benefits and covenants of the Company being provided to Mr. Fuente hereunder, specifically including an allocation by the parties of the sum of $3.2 million to this Covenant of Non-Competition, and the covenants contained in Sections 12 - 14 below, Mr. Fuente agrees that for a period of five (5) years from the date hereof (the "Noncompete Period"), Mr. Fuente shall not directly or indirectly own any




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interest in (except as provided below), manage, control, participate in, consult with, render services for, or in any manner engage in any business (herein a "Competitor") which engages in the sale (as a 10% or greater part of its business), within any geographical area in which the Company or any Subsidiary of the Company engages in such businesses on the date hereof, of either (i) the sale of office products, office supplies, office business machines, electronics or cellular telephones or (ii) the sale of any other product or service (x) sold by the Company at the time of determination under this Section 11 and (y) which represented at least five percent (5%) of the Company's revenues during the Company's fiscal year ending immediately prior to the year in which such determination is made.

Nothing herein shall prohibit Mr. Fuente from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded or 10% of any class of equity of any other entity, so long as Mr. Fuente has no active participation in the business of such corporation.

12. NON-SOLICITATION; NO-HIRE; NON-INTERFERENCE. During the Noncompete Period, Mr. Fuente shall not directly, or indirectly through another entity or person,
(i) induce or attempt to induce any employee of the Company or of any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Non-Compete Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary ; provided, however, that the foregoing shall not prohibit Mr. Fuente from (I) hiring any individual whose employment is involuntarily terminated by the Company or any Subsidiary or (ii) engaging in any business-related recruiting activities generally, which are not targeted at employees of the Company or any Subsidiary.

13. CONFIDENTIALITY AGREEMENT. Mr. Fuente hereby agrees not to disclose any Confidential Information about the Company during the longer of the Non-Compete Period or three years following his last date of service as a Director of the Company. As used herein, the term Confidential Information shall not include, however, information which (i) is or becomes generally available to the public or within the industries and businesses in which the Company operates, other than as a result of a disclosure by Mr. Fuente, (ii) becomes available to Mr.





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Fuente on a non-confidential basis from a source other than the Company or any of its present or former employees, provided that such source is not known by Mr. Fuente after reasonable inquiry to be bound by an agreement or other obligation of confidentiality to the Company or (iii) that Mr. Fuente is required to divulge pursuant to court order by a governmental body or agency.

14. DUTIES AS A DIRECTOR. Notwithstanding the provisions of Sections 11-13 above, as long as Mr. Fuente is a Director of the Company, he acknowledges and agrees that he is in a fiduciary relationship to the Company and shall govern his activities in accordance with the standards required and expected of a Director of a Delaware corporation, and to the extent that the provisions of Sections 11-13 above may be deemed in any manner as requiring a lower standard than the standards imposed upon a Director of a Delaware corporation, then such higher standard shall govern his conduct during the continuation of his service as a Director of the Company.

15. REFORMATION OF THIS AGREEMENT. If, at the time of enforcement of any of the provisions of this Agreement regarding Non-Competition, Non-Solicitation, No-Hire or Non-Interference, any court shall hold that the duration, scope or geographical restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that it is their mutual desire and intent that the Company shall be afforded the maximum duration, scope or area reasonable under such circumstances, and each of them hereby requests such court to reform this Agreement so that the maximum duration, scope and geographical restrictions available under applicable law at the time of enforcement of this Agreement shall be substituted by such court for the duration, scope or geographical area stated herein and that the court shall be allowed to revise the restrictions contained in the Noncompete, Non-Solicitation, No-Hire or Non-Interference provisions hereof to such provisions as are deemed reasonable by the court at the time such enforcement is requested.

16. INJUNCTIVE RELIEF. In the event of the breach or any threatened breach (that is an anticipatory breach of this Agreement) by Mr. Fuente of any of the provisions of the Noncompete, Non-Solicitation, No-Hire, Non-Interference, No Comment and Confidentiality covenants and agreements (collectively the "Non-Compete Agreements") set forth in this Agreement, Mr. Fuente agrees that the Company will suffer irreparable harm and that the Company, in addition and supplementary to any and all other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce the Noncompete Agreements herein or to




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prevent any violation or threatened violation that is an anticipatory breach of the provisions hereof. Mr. Fuente agrees to waive, and does hereby waive, any requirements for the posting of any bond or other security to secure such relief, provided such waiver is allowed by the laws of the jurisdiction in which the action is pending. In addition, in the event of any breach or violation by Mr. Fuente of the Noncompete Agreements, the Noncompete Period shall be tolled until such breach or violation has been duly cured and thereafter the Noncompete Period shall be extended for an additional period of time equivalent to the time during which Mr. Fuente was in breach of the Noncompete agreement.

17. ACKNOWLEDGMENTS BY MR. FUENTE. MR. FUENTE ACKNOWLEDGES THAT THE COMPANY HAS GIVEN HIM ADEQUATE TIME WITHIN WHICH TO CONSIDER THIS AGREEMENT AND HAS ADVISED HIM IN WRITING TO CONSULT WITH COUNSEL BEFORE SIGNING THIS AGREEMENT, AND MR. FUENTE HAS HAD AMPLE OPPORTUNITY TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT. MR. FUENTE ACKNOWLEDGES THAT HE UNDERSTANDS THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.


18. ACKNOWLEDGMENTS BY THE PARTIES. THE PARTIES ACKNOWLEDGE THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY MR. FUENTE, I.E. ON OR PRIOR TO SEPTEMBER 26, 2000, MR. FUENTE MAY REVOKE THIS AGREEMENT. SUCH REVOCATION SHALL BE MADE IN WRITING AND DELIVERED TO THE EXECUTIVE VICE PRESIDENT, HUMAN RESOURCES, OF THE COMPANY. IF NOT SO REVOKED IN WRITING SO DELIVERED ON OR BEFORE SUCH DATE, THIS AGREEMENT SHALL THEREAFTER BE IRREVOCABLE.


19. TAX PROVISIONS AND AGREEMENTS. The parties hereby agree that all sums due and payable to Mr. Fuente hereunder (other than amounts payable under the Chairman's Agreement) are subject to withholding for applicable federal, state and local taxes. To the extent any such sums are paid into a deferral account, Mr. Fuente acknowledges that he has received his own personal tax and legal advice regarding the nature of such account(s) and that he is not relying on any representation of the Company insofar as the nature of such account(s) for the deferral of income taxes. Mr. Fuente further agrees to remit to the Company at any time, upon written request from the Company, any amount which the Company, upon the advice of its internal or external tax advisers, is required to remit to any revenue agency, including the Internal Revenue Service, by reason of any requirement that




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

the Company withhold and remit income taxes due and owing by Mr. Fuente, and Mr. Fuente hereby agrees to indemnify and hold the Company harmless (including any penalties, interest or related reasonable legal or accounting fees incurred by the Company) against any failure on his part to remit in a timely and prompt manner any such payment required of him by the Company. Each party hereby agrees that in filing his/its tax returns, he/it shall do so in accordance with the provisions of this Agreement. Mr. Fuente agrees and acknowledges that he has relied exclusively upon the advice of this own tax and accounting consultants concerning the structure of the payments and benefits provided pursuant to this Agreement and any resulting tax implications to him.

20. MISCELLANEOUS PROVISIONS.

(a) DEFINITIONS. As used herein, the term "business day" shall mean any day Monday through Friday, which is not a legal holiday in the State of Florida. As used herein, the term "Subsidiary" of the Company shall refer to any entity owned by, controlled by, or under common control with, the Company.

(b) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) NO STRICT CONSTRUCTION; NO WAIVER. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party, including by reason of the fact that such party or its legal counsel drafted this Agreement. No failure of either party to insist upon strict performance of any provision of this Agreement shall be deemed a waiver of that or of any other right of such party hereunder.





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

(e) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Mr. Fuente, the Company and their respective heirs, successors and assigns, except that Mr. Fuente may not assign Mr. Fuente's rights or delegate Mr. Fuente's obligations hereunder without the prior written consent of the Company. Without limiting the preceding sentence, this Agreement shall be binding upon any successor of the Company by purchase, merger or otherwise, and the Company shall require any successor (whether direct or indirect) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement.

(g) CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(h) JURISDICTION AND VENUE. Each party agrees that this Agreement is made and entered into in Palm Beach County, Florida, and each party hereby consents to exclusive jurisdiction in the courts of Palm Beach County, Florida and/or the United States courts sitting in such location with respect to any matter permitted to be adjudicated hereunder in a court of law.

(i) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Mr. Fuente, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(j) FURTHER ASSURANCES; COOPERATION. In the event either party is required to execute any other documentation subsequent to the execution of this Agreement for the purpose of giving effect to any provision hereof (for example, any letters of resignation by Mr. Fuente from offices held by him or other similar administrative or executory documentation), then each of the Company and Mr. Fuente hereby agrees to provide such documentation. In addition, each party hereby agrees to cooperate with the other in any matters in which the parties may have an interest. For example, Mr. Fuente hereby agrees to provide assistance and testimony, as may be required, in any litigation in which the Company may be involved and as to which his assistance or testimony may be helpful or necessary. The Company agrees to cooperate in scheduling such matters so as not to unreasonably interfere with Mr. Fuente's other activities, including any employment in which he may be engaged. Mr. Fuente shall use his best efforts to meet any scheduling requirements imposed by any court or by legal process. The Company shall reimburse Mr. Fuente for the reasonable costs he incurs in connection with the foregoing assistance, and, in the event he is no longer receiving payments under the Chairman's Agreement, shall pay him a fee of $1,000 per day for his services. The Company agrees to provide Mr. Fuente with legal defense of any claim asserted against him by reason of his serving as an officer or director of the Company or any Subsidiary, provided that Mr. Fuente agrees to cooperate and does cooperate fully with such defense counsel. If Mr. Fuente has a reasonable dispute with the Company concerning any legal defense provided by the Company, Mr. Fuente shall be entitled to engage his own defense counsel, and the reasonable fees and expenses of such counsel shall be paid by the Company.

(k) CONSTRUCTION. This Agreement shall not be construed against or in favor of either party by reason of such party's having prepared or drafted this Agreement, it being understood that each party has had the benefit of legal counsel or the opportunity to consult legal counsel of his or its choosing. The captions in this Agreement are provided as a matter of convenience only and shall not be used as an aid in the construction of any provision of this document.

21. ARBITRATION. Any dispute or controversy between the Company and Mr. Fuente arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Mr. Fuente, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Mr. Fuente. The Company and Mr. Fuente acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Palm Beach County, Florida or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder and of the arbitration proceedings.





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


IN TESTIMONY WHEREOF, the parties have signed this Severance Agreement Including RELEASE AND NON-COMPETITION AGREEMENT this 19th day of September, 2000.


MR. FUENTE                                OFFICE DEPOT, INC.



By: /s/ David I. Fuente                   By: /s/ Thomas Kroeger
    -------------------------------          -----------------------------------
    Name: David I. Fuente                    Name:  Thomas Kroeger
                                             Title: EVP - Human Resources









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